Exhibit 10.65

SEPARATION AGREEMENT AND GENERAL RELEASE

          This is a Separation Agreement & General Release (the “Agreement”) by and among Michael Hurt (“Hurt”), T.B. Wood’s, Inc., a Pennsylvania corporation (“T.B. Wood’s”), and TB Wood’s Corporation, a Delaware corporation (“Parent” and, together with T.B. Wood’s and Parent’s other direct and indirect subsidiaries, the “Group Companies”).

          Intending to be legally bound, Hurt, Parent and T.B. Wood’s agree as follows:

1. Separation. Hurt’s employment with T.B. Wood’s, Parent and the other Group Companies will terminate on November 14, 2003 (the “Final Date”). Hurt will receive all earned and unpaid wages through the Final Date. Subject to the terms of any employee benefit plan, all benefits and compensation of any kind, other than as expressly provided in this Agreement, will cease as of the Final Date. Hurt acknowledges and agrees that the payments and benefits described in this Agreement are all that Hurt is entitled to receive from any of the Group Companies, and that none of the Group Companies shall have any liability or obligation to Hurt in excess of such amounts. Effective as of the Final Date, Hurt hereby resigns as a director, officer and employee of each of the Group Companies.

2. Termination of Obligations under Employment Agreement. Hurt and T.B. Wood’s are signatories to an Employment Agreement dated February 5, 2003 (“Employment Agreement”), a copy of which is attached to this Agreement as Exhibit A. Except as expressly provided for herein, the parties’ respective obligations under the Employment Agreement are hereby terminated effective as of the Final Date, including Hurt’s obligation to provide employment services to T.B. Wood’s under the Employment Agreement for the remainder of its term.

3. Separation Pay. T.B. Wood’s will pay Hurt separation pay at the rate of his last base salary ($306,800 per annum ) and in accordance with T.B. Wood’s regular payroll cycle, less all legally required withholdings and deductions, beginning on the next regular payday following the Final Date that is at least eight days after the date on which Hurt returns a signed copy of this Agreement to T.B. Wood’s, and continuing for a period of twenty-four (24) months (the “Separation Payments”).

4. Stock Options. – Hurt is a party to the various option agreements attached hereto as Exhibit B (the “Option Agreements”) covering 212,500 shares of common stock of Parent (the “Option Shares”). Effective as of the Final Date, Section 9 of each Option Agreement is deleted in its entirety and, accordingly, Hurt shall be entitled to exercise the applicable Option Agreements to acquire Option Shares during the time set forth in Section 3 of each Option Agreement.

5. Consulting Services. Hurt agrees that during the twenty-four (24) month period during which he receives the Separation Payments, Hurt will provide such consulting services as T.B. Wood’s and Parent may reasonably request of Hurt from time to time (which, in no event will exceed 10 days in any calendar quarter). Hurt further agrees that, during the time Hurt is providing such consulting services:

               a.      Hurt shall be an independent contractor, not an employee, of T.B. Wood’s or any other Group Company. Hurt shall not hold himselfout as an employee of T.B. Wood’s or any Group Company, and Hurtshall not have the authority, express or implied, to bind T.B. Wood’s or any Group Company to any legal obligations.

               b.      Hurt is solely responsible for paying hisown health and workers’ compensation insurance. Hurt expressly agrees that, under no circumstances, shall he be entitled to participate in any employee benefit plan (including any pension and welfare benefit plan), sponsored or established by T.B. Wood’s or other Group Company (or any related entity), regardless of whether or not Hurtmay be subsequently adjudged or deemed to be an employee of T.B. Wood’s or other Group Company, notwithstanding the terms of this Section. To the extent that, notwithstanding Hurt’s independent contractor status (as acknowledged in this Section) and the provision set forth in the immediately preceding sentence of this paragraph, if Hurt has any rights of participation in any such plans, Hurthereby waives them, freely, knowingly, and voluntarily.

6. Release of All Claims. In exchange for the benefits described in Sections 2, 3 and 4, to which Hurt agrees he would not be entitled if he did not sign this Agreement, Hurt hereby releases T.B. Woods, all other Group Companies and all of the other “Released Parties” (as defined) from any and all claims, liabilities, and/or causes of actions (whether known or unknown, suspected or unsuspected) that Hurt may have or may claim to have against any of the Released Parties, arising at any time up to and including the date that Hurt signs this Agreement (“Claims”). Hurt agrees that this general release includes, covers, and extends to (without limitation) all Claims arising from or relating to his employment with T.B. Wood’s and the other Group Companies, the terms and conditions of his employment, and the termination of his employment. Specifically, Hurt is agreeing to release (without limitation) the following Claims:

               a.      all Claims arising under any law prohibiting or governing discrimination based upon any protected characteristic (such as age, race, sex, national origin, religion, and disability status), including (without limitation) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and/or any other law prohibiting or governing employment discrimination (whether federal, state, or local law), including (without limitation) the Pennsylvania Human Relations Act;

               b.      all Claims arising under any law governing the payment of wages, benefits, and other compensation, including (without limitation) all Claims arising under the Employee Retirement Income Security Act;

               c.      all common law Claims, including (without limitation) all Claims for wrongful discharge/termination, invasion of privacy, defamation, breach of contract, interference with business or contractual relations, and infliction of emotional distress; and

               d.      all Claims arising under any other law or cause of action (whether federal, state, or local) governing Hurt’s employment or service with T.B. Wood’s or any other Group Company (including without limitation as a director, officer, employee and consultant).

                         “Released Parties” shall mean T.B. Wood’s and each other Group Company; each of its respective past, present, and future subsidiaries, parents, and affiliates; all of the foregoing entities’ predecessors and their successors and/or assigns; all of the foregoing entities’ officers, directors, owners, partners, employees, agents, representatives, insurers, benefit plans (including such plans’ sponsors, administrators, and fiduciaries), affiliates, and the like; and any other person/entity claimed to be jointly and/or severally liable with T.B. Wood’s or through which it has acted, directly or indirectly, in its dealings with Hurt.

                         Hurt represents and warrants that he has not filed any complaints against T.B. Wood’s or any Released Parties with any state or federal court or agency. Hurt further agrees and covenants not to institute or join any lawsuit (either individually, with others, or as part of a class) pleading, raising, or asserting any claim(s) barred or released by this Agreement. If Hurt does so and such claim(s) is found to be barred or released, in whole or in part, by this Agreement, Hurt shall reimburse the applicable Released Parties for all costs and reasonable attorneys’ fees (and/or applicable portion thereof) incurred in defending against any such released claim(s); except, however, with respect to claims arising under the Age Discrimination in Employment Act.

7. Confidentiality. Hurt agrees that he shall not disclose the contents of this Agreement, or the circumstances of his separation, to any person or entity (other than his attorney, accountant, advisor, and spouse, all of whom shall be bound by this confidentiality provision), unless required to do so by law. Hurt further agrees that he shall not at any time in the future disclose any confidential, proprietary, or non-public information (in whatever form) relating in any way to the business of T.B. Wood’s or any other Group Company (“Confidential Information”), including without limitation any of the information described in Section 4 of the Employment Agreement, to any other person or entity, except as specifically required by law. Hurt shall immediately deliver to T.B. Wood’s all of the property of each Group Company in his possession, as well as any documents, files, papers, computer disks, or otherwise (and all copies thereof) containing any Confidential Information. To the extent Hurt has any such Confidential Information in electronic or computer format, he shall delete it.

8. Competition. Hurt agrees:

               a.      that, during the twenty-four (24) month period described in Section 3, and except as consented to by T.B. Wood’s or Parent, Hurt will not act as an executive or provide any management or other advisory services to or for any business or portion of a business that sells or markets belted drives, coupling, AC inverters and drives, or any other product lines existing as of the date of this Agreement of T.B. Wood’s or any of the Group Companies which collectively account for more than twenty-five percent of the revenues of such business or portion of a business;

               b.      that he will not take any customer lists of T.B. Wood’s or any other Group Company after leaving T.B. Wood’s employ; and

               c.      that he will, for a period of twenty-four (24) months following the Final Date, refrain from soliciting or accepting, or attempting to solicit or accept indirectly by assisting others, any business from any of T.B. Wood’s or any other Group Company’s customers, including actively sought prospective customers, with whom he had material contact during his employment for purposes of providing products or services that are competitive with those provided by T.B. Wood’s or any other Group Company.

9. Remedies and Enforcement.

a. Hurt’s Default:

                         T.B. Wood’s obligation to make payments pursuant to Section 3 above shall terminate in the event that Hurt is in material breach of his obligations in this Agreement, without effect on Hurt’s obligation to continue to abide by the terms of this Agreement (including the release-of-claims provisions set forth in Section 6).

                         Hurt acknowledges and agrees that the covenants set forth in Sections 7 and 8 are reasonable and necessary in all respects for the protection of T.B. Wood’s legitimate business interests. Hurt acknowledges and agrees that, in the event Hurt breaches any of the covenants set forth in Sections 7 and 8, T.B. Wood’s and the other Group Companies shall be irreparably harmed and shall not have an adequate remedy at law; and, therefore, in the event of such a breach, T.B. Wood’s and the other Group Companies shall be entitled to injunctive relief, in addition to (and not exclusive of) any other remedies (including monetary damages) to which T.B. Wood’s and the other Group Companies may be entitled under law.

                         If any covenant set forth in Section 8 is deemed invalid or unenforceable for any reason, it is the parties’ intention that such covenants be equitably reformed or modified to the extent necessary (and only to such extent to) render it valid and enforceable in all respects. In the event that the time period and geographic scope of any covenant set forth in Section 8 is deemed unreasonable, overbroad, or otherwise invalid, it is the parties’ intention that the enforcing court shall reduce or modify the time period and/or geographic scope to the extent necessary (and only to such extent necessary) to render such covenants reasonable, valid, and enforceable in all respects.

                         T.B. Wood’s and/or Parent’s breach (or claimed breach) of any term of this Agreement or any other agreement between the parties shall not constitute a defense to the enforcement of the covenants set forth in Sections 7 and 8 (excluding Section 8a) and shall not effect Hurt’s continuing obligation to abide by those covenants (excluding Section 8a).

b. T.B. Wood’s Default

                         In the event T.B. Wood’s is in material breach of its obligations in this Agreement, which T.B. Wood’s fails to cure within 20 days of receipt by an officer of T.B. Wood’s of written notice thereof:

(1) the amount due Hurt under Section 3 above shall become immediately due and payable in full and shall bear interest thereon from the date of default until the date of collection at the “prime” rate of interest as reported in the Wall Street Journal, plus four percent (4%); and

(2) Hurt’s obligation to abide by the provision of Section 8a above shall terminate.

10. Miscellaneous. This Agreement: (a) constitutes the total and complete understanding between Hurt and T.B. Wood’s relating to the subject matter hereof, and, except as expressly referenced herein, all other prior or contemporaneous written or oral agreements or representations, if any, relating to the subject matter hereof are null and void; (b) may be modified only by a writing signed by Hurt, Parent and T.B. Wood’s; (c) is not assignable or transferable by Hurt; (d) shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement; and (e) shall be governed by the substantive law of the Commonwealth of Pennsylvania, the jurisdiction of whose courts the parties consent to resolve any disputes arising under this Agreement. The invalidity or unenforceability of any clause of this Agreement shall not affect the validity or enforceability of any other clause.

[Signature Page Follows]

               This is a very important document, and Hurt should thoroughly review and understand the terms and effect of this document before signing it. By signing the Agreement, Hurt will be releasing T.B. Wood’s and the other Group Companies from all liability to him. Therefore, Hurt should consult with an attorney before signing the Agreement. Hurt has twenty-one (21) days from the date of the distribution of this Agreement to consider whether to sign it. If Hurt has not returned a signed copy of the Agreement by that time, T.B. Wood’s and Parent will assume that Hurt has elected not to sign the Agreement. If Hurt signs the Agreement, Hurt will have an additional seven (7) days following the date of Hurt’s signature to revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. Any revocation must be in writing and must be received by T.B. Wood’s and Parent within the seven (7) day revocation period.

               By signing below, Hurt agrees to be legally bound by the terms of this Agreement and acknowledges that he has carefully read and completely understands the terms of this Agreement and is signing it knowingly, voluntarily, and without duress, coercion, or undue influence.

T.B. Wood’s, Inc.

/s/Michael Hurt	By: /s/Joseph C. Horvath
Michael Hurt	Joseph C. Horvath, VP/CFO

Dated: November 7, 2003	Dated: November 7, 2003

TB Wood’s Corporation

By: Joseph C. Horvath
Joseph C. Horvath, VP/CFO

Dated: November 7, 2003